EXHIBIT 99.1

FOR IMMEDIATE RELEASE TO BUSINESS EDITORS:
August 6, 1996

               HOMETOWN BUFFET REPORTS SECOND QUARTER RESULTS

SAN DIEGO, CA--HomeTown Buffet, Inc. (Nasdaq: HTBB) today reported net income of $2,126,000 for the twelve weeks ended July 17, 1996, a 31% increase over the 1995 comparable twelve-week period net income of $1,624,000. Per share results amounted to $0.18 per common share for the second quarter of 1996 versus $0.14 per common share for the same period of 1995. Total revenues for the quarter increased 47% to $51.2 million from $34.8 million in the same period of 1995, reflecting revenues generated by additional Company-owned restaurants opened since the second quarter of fiscal 1995.

For the first twenty-eight weeks of fiscal 1996 revenues totaled $112.9 million, a 54% increase from $73.4 million for the same period of 1995. Net income for the twenty-eight week period of 1996 amounted to $3,881,000 or $0.32 per common share compared to net income of $3,021,000 or $0.25 per common share for the same period of 1995.

Average weekly net restaurant sales amounted to $54,775 in the second quarter of 1996 versus $56,350 in the same period of the prior year, a 2.8% decrease. For the first twenty-eight weeks of 1996 average weekly net restaurant sales amounted to $53,802 compared to $54,893 in the same period of 1995, a 2.0% decrease. C. Dennis Scott, Chairman and Chief Executive Officer of the Company, said, "While average weekly sales weakened slightly compared to first quarter results, we are nonetheless pleased that the impact on overall Company profitability has been negligible. Also new store volumes continue to be very strong and exceed Company averages."

Three new restaurants were opened in the second quarter of 1996. Mr. Scott said this was slightly behind the expected number of openings for the quarter. He also said the third quarter and the full year new openings will be behind expectations. Mr. Scott noted, "Due to the pending merger with Buffets, Inc. (Nasdaq: BOCB) and to avoid overlap, the Company has dropped a couple of sites from its development roster for the year. Also, in recent months management has shifted its focus from 1996 development to integration with Buffets, Inc. As things now stand, we expect to open three new restaurants in the third quarter, two of which have already opened, and 12 in the fourth quarter. This adds up to 24 new restaurant openings for the entire 1996 fiscal year, approximately four short of original plans. We do not expect that being four units short will have a significant impact on profitability for the year."

The Company also reported that its franchisee with exclusive development rights for the Rocky Mountain states was served notice by the Company that it was in default of its development requirements. The franchisee has sought arbitration proceedings in this matter.
However, a date has not yet been set to arbitrate.

HomeTown Buffet, Inc.
Second Quarter Press Release
Page 2.



The Company further reported that the pending merger with Buffets, Inc., operator of Old Country Buffet restaurants, has been scheduled for shareholder vote September 19, 1996 for shareholders of record on August 16, 1996. A joint proxy statement is expected to be mailed to the Company's shareholders on or about August 19, 1996.

There are currently 98 HomeTown Buffet restaurants in operation, consisting of 79 Company-owned restaurants in 12 states and an additional 19 franchised restaurants in eight states. The Company also owns and operates two Roadhouse Grill restaurants, a Texas style steakhouse concept, in two states. The Roadhouse Grill restaurants are operated under a consulting agreement with Roadhouse Grill, Incorporated.

This press release contains forward-looking statements, including statements about expected new restaurant openings for 1996. The Company's ability to open new restaurants depends on a number of factors including locating suitable sites, negotiating acceptable leases and land purchase agreements and obtaining permits and approvals. A more complete discussion of the various factors that could cause the Company to fail to meet its expansion plans can be found at pages 10 and 11 of the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 10, 1996.

For more information contact:
Glenn E. Glasshagel, Chief Financial Officer,
HomeTown Buffet, Inc. (619) 546-9096

HomeTown Buffet, Inc.
Second Quarter Press Release
Page 3.



                    HomeTown Buffet, Inc. & Subsidiaries
                              Income Statement
               (in thousands except store and per share data)
                                (Unaudited)



                                          Twelve Weeks Ended   Twenty-eight Weeks Ended
                                        July 17,      July 12,  July 17,       July 12,
                                          1996          1995      1996           1995
                                        ---------------------- ------------------------
Total revenues                              $51,190    $34,815    $112,937     $73,430

Costs and expenses                           43,889     29,854      97,870      63,554
                                            -------    -------    --------     -------

Gross profit                                  7,301      4,961      15,067       9,876

G&A Expenses                                  3,096      2,267       7,146       4,894
                                            -------    -------    --------     -------

      Operating income                        4,205      2,694       7,921       4,982

Interest and other income (expense)            (661)      (116)     (1,452)       (186)
                                            -------    -------    --------     -------

Income before taxes                           3,544      2,578       6,469       4,796

Income taxes                                  1,418        954       2,588       1,775
                                            -------    -------    --------     -------

      Net income                             $2,126     $1,624      $3,881     $ 3,021
                                             ======    =======    ========     =======

      Earnings per share                      $0.18      $0.14       $0.32       $0.25
                                             ======    =======    ========     =======

Shares used in computing
    net income per share                     12,091     11,976      12,024      11,947
                                             ======    =======    ========     =======

Number of stores open at end of period           79         55
                                             ======    =======    ========     =======


Note 1

The estimated effective tax rate on corporate earnings for the second quarter of 1996 was 40% compared to 37% for the same period in 1995